Exhibit 99.1

21250 Hawthorne Blvd., Suite 800 Torrance, CA 90503 Tel: 310.214.0065 Fax: 310.214.0075 www.emmauslifesciences.com

May 16, 2017

Joseph Moscato

President & Chief Executive Officer

Generex Biotechnology Corporation

4145 North Service Road, Suite 200

Burlington, Ontario

Canada L7L 6A3

VIA ELECTRONIC MAIL AND FEDERAL EXPRESS

Dear Mr. Moscato:

As you are aware, Emmaus Life Sciences, Inc. (“Emmaus”) and Generex Biotechnology Corporation (“Generex”) entered into a Letter of Intent dated January 16, 2017, as amended (the “LOI”). The LOI provides, among other things, that the failure of Generex to file an amendment to its restated certificate of incorporation effecting an increase in its authorized capital by May 1, 2017 would be a breach of the LOI by Generex. To date, Generex has failed to file such an amendment and is thus in breach of the LOI.

In addition, the consummation of the transactions contemplated by the LOI was conditioned upon completion of satisfactory due diligence by both parties and the negotiation and signing of a formal Purchase Agreement. As you are aware, among other due diligence issues, the parties and their respective accounting professionals identified several key financial accounting issues regarding the financial consolidation of Emmaus and Generex resulting from the transactions contemplated in the LOI. To date, the parties have not been able to agree on a resolution of the issue and Generex has not proposed any reasonable alternative for resolution of these issues. The parties’ inability to resolve the financial accounting issues has prevented further negotiation and prevents agreement on key material terms of the contemplated formal Purchase Agreement. Therefore, Emmaus and Generex cannot move towards an acceptable formal Purchase Agreement.

In light of the foregoing, Emmaus is hereby terminating the LOI. We will return the deposit of US$4,000,000 received by Emmaus within sixty days of the date of this letter as provided in the LOI.

We wish you the best in your future endeavors.

Sincerely,

EMMAUS LIFE SCIENCES, INC.

By:	/s/ Yutaka Niihara, MD, MPH
Yutaka Niihara, MD, MPH
Chairman and Chief Executive Officer